Exhibit 99.1

News Release

For Immediate Release on 08/17/12

ATP Files Voluntary Petition for Chapter 11 Reorganization and

Receives Commitment for $617.6 million in DIP Financing;

Oil and Gas Operations to Continue in the Ordinary Course

HOUSTON, TX – August 17, 2012 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. ATP has taken this action in order to undertake a comprehensive financial restructuring. ATP expects its oil and gas operations to continue in the ordinary course throughout the reorganization process and sees the reorganization as a helpful step towards deleveraging the company to position it for future development of its assets. ATP believes that the rights and protections afforded it by a court-supervised reorganization process, including the ability to access new financing, will provide ATP with the time and flexibility it needs to fully address its financial challenges and position ATP for long-term viability.

The primary reason for the reorganization began with the Macondo well blowout in April 2010 and the imposition beginning in May 2010 of the moratoria on drilling and related activities in the Gulf of Mexico. These events prevented ATP from bringing to production in 2010 and in early 2011 six development wells that would have added significant production to ATP. As of the date of this filing, three of these wells are yet to be drilled. Had ATP been allowed to drill and complete these wells ATP believes it would have provided a material production change in 2010 continuing to today. This projected increase in production should have substantially increased cash flows, shareholder value and allowed the company the ability to withstand normal operational issues experienced by owners of oil and gas properties in the Gulf of Mexico. In addition, these incremental cash flows would have mitigated or prevented the need to enter into many of the financings ATP has closed since the imposition of the moratoria — financings that require relatively high rates of return and monthly payments.

ATP has obtained a commitment for $617.6 million of debtor-in-possession (DIP) financing from members of its existing senior lender group, which will provide $250 million of additional funds and refinance into the DIP facility the amounts owed to those existing first lien lenders that participate in providing additional funds. Upon approval by the Bankruptcy Court, the new financing and cash generated from ATP’s ongoing operations will be used to support the business and ATP’s efforts to negotiate and implement a reorganization plan acceptable to its stakeholders.

ATP has filed various “first-day” motions with the Bankruptcy Court to obtain the relief needed to ensure that the filing does not adversely affect day-to-day operations for its employees or suppliers, including requesting authorization to continue paying employee wages and providing health care and other benefits. As a result of their receipt of the DIP financing, ATP has the capacity and intends to pay its suppliers in full under normal terms for any goods and services provided after the filing date of August 17, 2012.

Additional information is available on ATP’s website at www.atpog.com or at www.kccllc.net/atpog and by calling (866) 967-1787.

ATP’s legal advisor on the restructuring is Mayer Brown LLP and its financial advisors are Jefferies & Company, Inc. and Opportune LLP.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 100	Houston, TX77027	www.atpog.com

About ATP Oil & Gas Corporation

ATP Oil & Gas Corporation is an international offshore oil and gas development and production company focused in the Gulf of Mexico, Mediterranean Sea and the North Sea. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from our current expectations both in connection with the Chapter 11 filings ATP is announcing today and our business and financial prospects. Statements of management’s expectations, including its desire to successfully restructure in order to position ATP for long term viability and success, to address its financial challenges, to address important issues in an orderly way and to make ATP stronger and more competitive are based on current assumptions and expectations. No assurance can be made that these events will come to fruition. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: (i) the ability of ATP to continue as a going concern, (ii) the ability of ATP to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 case, (iii) the ability of ATP to prosecute, develop and consummate one or more plans of reorganization with respect to the Chapter 11 case, (iv) the effects of the bankruptcy filing on ATP and the interests of various creditors, equity holders and other constituents, (v) Bankruptcy Court rulings in the Chapter 11 case and the outcome of the cases in general, (vi) the length of time ATP will operate under the Chapter 11 cases, (vii) risks associated with third-party motions in the Chapter 11 case, which may interfere with the ability of ATP to develop one or more plans of reorganization and consummate such plans once they are developed, (viii) the potential adverse effects of the Chapter 11 proceedings on ATP’s liquidity or results of operations, (ix) the ability to execute ATP’s business and restructuring plans, (x) increased legal costs related to ATP’s bankruptcy filing and other litigation, and (xi) the ability of ATP to maintain contracts that are critical to its operation, including to obtain and maintain normal terms with their vendors, customers, landlords and service providers and to retain key executives, managers and employees. In the event that the risks disclosed in ATP’s public filings and those discussed above cause results to differ materially from those expressed in ATP’s forward-looking statements, ATP’s business, financial condition, results of operations or liquidity, and the interests of creditors, equity holders and other constituents, could be materially adversely affected. ATP undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to ATP’s periodic reports on Form 10-K and Form 10-Q.

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 100 Page 2 of 2	Houston, TX77027	www.atpog.com